Exhibit 99.1

Contact Information:

Investors:
Weight Watchers International, Inc.	Brainerd Communicators, Inc.
Lori Scherwin	Corey Kinger
Investor Relations	(212) 986-6667
(212) 589-2713

FOR IMMEDIATE RELEASE

WEIGHT WATCHERS ANNOUNCES MANAGEMENT CHANGE

NEW YORK, N.Y., November 12, 2012 – Weight Watchers International, Inc. (NYSE: WTW) today announced the resignation of David Burwick, President of North America, effective December 31, 2012. Mr. Burwick’s resignation is prompted by the opportunity to accept the position of Chief Executive Officer and President of Peet’s Coffee & Tea, Inc., a specialty coffee and tea company based in Northern California.

Until a new President of North America is appointed, David Kirchhoff, President and Chief Executive Officer of the Company, will assume day-to-day oversight of the Company’s North American meetings operations, including its North American products, publishing and licensing businesses.

Mr. Kirchhoff, commenting on the management change, said, “While Dave has been a valued partner for me these past two years, given his passion for service businesses and experience as a beverage executive, the chance to be the CEO of one of the nation’s premier coffee brands offers Dave a unique opportunity. I fully understand and appreciate his decision.”

Kirchhoff added, “The recent addition of our new CFO, Nick Hotchkin, has expanded our bandwidth to support our operating units. As we search for Dave’s replacement, I have great confidence in the quality management team in our North American business and their commitment and ability to further implement and execute on our strategic initiatives.”

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading provider of weight management services, operating globally through a network of Company-owned and franchise operations. Weight Watchers holds over 45,000 meetings each week where members receive group support and learn about healthy eating patterns, behavior modification and physical activity. WeightWatchers.com provides innovative, subscription weight management products over the Internet and is the leading Internet-based weight management provider in the world. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review the Company’s filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and via the Company’s website at www.weightwatchersinternational.com).

# # #